UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 8, 2013
Date of Report (Date of earliest event reported)

 GlobalSCAPE, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33601	74-2785449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Lockhill Selma Road, Suite 150
San Antonio, Texas 78249
(210) 308-8267
(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e) The Company has appointed Doug Conyers, the current Senior Vice President of Engineering, as Senior Vice President of Operations.  Conyers has been with Globalscape for six years, and served as senior vice president of engineering for the past four years.

The Company has appointed Matthew Goulet as Vice President of Sales. Goulet brings to Globalscape more than 16 years of experience in the security, networking, and storage industries. Goulet spent the past five years at Kaspersky Lab, most recently as the vice president of SME sales and operations, where he helped build a channel of more than 1,000 resellers and drove double-digit growth every year.

The Company has entered into a new employment agreement with James W. Albrecht, Jr., Chief Financial Officer, that (1) provides for a term of employment through December 31, 2014, subject to termination under certain conditions as described in the agreement, (2) provides that if Mr. Albrecht’s employment with the Company terminates under certain circumstances, the Company shall pay Mr. Albrecht either an amount equal to his base salary in effect at the date of termination for twelve (12) months following the date of termination or, if there has been a change in control of the Company, a lump-sum payment of 1.5 times his annual base salary, (3) provides a base salary of $230,000 annually and (4) provides for an annual bonus of up to 35% of his base salary if certain performance targets for the Company are met.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

10.1           Amended and Restated Employment Agreement signed October 8, 2013, and effective July 1, 2013 by and between GlobalSCAPE, Inc. and James W. Albrecht, Jr.

99.1           News release dated October 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSCAPE, INC.
By:	/s/ James W. Albrecht, Jr.
James W. Albrecht, Jr., Chief Financial Officer
Dated: October 9, 2013

EXHIBIT INDEX

Exhibit Number	Document Description
10.1	Amended and Restated Employment Agreement dated October 8, 2013 by and between GlobalSCAPE, Inc. and James W. Albrecht, Jr.
99.1	News release dated October 9, 2013